      As filed with the Securities and Exchange Commission on May 16, 2000

                                                           Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              EMERGING VISION, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                   New York                     11-3096941
          (State of Incorporation) (I.R.S. Employer Identification No.)

                             44 West 18th Street
                           New York, New York 10011
                                 (646) 638-9693
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                               Joseph Silver, Esq.
                            Executive Vice President,
                          Secretary and General Counsel
                             1500 Hempstead Turnpike
                           East Meadow, New York 11554
                                 (516) 390-2100
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                              of Agent For Service)

                                    Copy to:
                             Robert S. Matlin, Esq.
                            David M. Englander, Esq.
                           Camhy Karlinsky & Stein LLP
                  1740 Broadway, New York, New York 10019-4315
                                 (212) 977-6600

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering: / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering: / /

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box: / /

                         CALCULATION OF REGISTRATION FEE
                         -------------------------------


Title of Security           Amount to be           Offering Price        Aggregate Offering      Registration
to be Registered            Registered (1)         Per Share (2)         Price (2)               Fee
----------------            --------------         -------------         ------------------      ------------

Common Stock,
$.01 par value              6,542,710 shares       $3.64                  $23,815,464            $6,288
==============              ================       =====                  ===========            ======


         (1) Includes 4,365,140 shares owned by certain of the selling shareholders and 2,177,570 shares issuable upon the exercise of warrants held by certain of the selling shareholders.

         (2) Estimated solely for purpose of calculating the registration fee pursuant to Rule 457(c) on the basis of the average of the high and low prices per share of our common stock as reported on the NASDAQ National Market System on May 11, 2000.

         (3) Pursuant to Rule 429 promulgated under the Securities Act, this Registration Statement shall be deemed to amend the following registration statements: (i) Registration Statement on Form S-3, Registration No. 333-26851, with respect to a total of 80,000 shares; (ii) Registration Statement on Form S-3, Registration No. 333-59827 with respect to 620,071 shares;
(iii) Registration Statement on Form S-3, Registration No. 333-81317 with respect to 425,000 shares; and (iv) Registration Statement on Form S-3, Registration No. 33-95835, with respect to 5,302,500 shares.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

The information contained in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell, nor does it seek to solicit an offer to buy, these securities in any state where the offer or sale is not permitted.


PROSPECTUS

                             Subject to Completion
                                  May 16, 2000
                                6,542,710 Shares
                                 of Common Stock

                              EMERGING VISION, INC.
                        (formerly Sterling Vision, Inc.)

Our common stock, par value $.01 per share ("Common Stock"), is listed on the Nasdaq National Market System ("Nasdaq-NMS") under the symbol, "ISEE". On May 15, 2000, the closing price for the shares of our Common Stock as reported by the Nasdaq-NMS was $4.125 per share.

This Prospectus relates to the proposed sale by the selling shareholders of an aggregate of 4,365,140 of our shares of Common Stock owned by certain of the selling shareholders and an additional 2,177,570 shares of Common Stock issuable upon the exercise of our warrants held by certain of such selling shareholders (collectively, the "Shares"). As used herein, the term "selling shareholder" also includes pledgees, donees, transferees or other successors-in-interest to the selling shareholders who are selling Shares received, after the date of this Prospectus, from a selling shareholder.

The selling shareholders may sell all or a portion of the Shares of Common Stock offered hereby in private transactions or in the over-the-counter market at prices related to the prevailing prices of our Common Stock on the Nasdaq-NMS at the time of sale. The selling shareholders may effect such transactions by selling to or through one or more broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions, or commissions from the selling shareholders. The selling shareholders and any broker-dealers that participate in the distribution may, under certain circumstances, be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by such broker-dealers and any profits realized on their resale of any Shares may be deemed to be underwriting discounts and commissions under the Securities Act. In conjunction with the selling shareholders, we may agree to indemnify such broker-dealers against certain liabilities, including liabilities under the Securities Act. In addition, we have agreed to indemnify the selling shareholders, with respect to the registration of the Shares, against certain liabilities, including certain liabilities under the Securities Act. To the extent required, the specified number of Shares to be sold, the names of the selling shareholders, the public offering price, the names of any such broker-dealers, and any applicable commissions or discounts with respect to any particular offer will be set forth in a supplement to this Prospectus. See "Plan of Distribution." Any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that rule rather than pursuant to this Prospectus.

This investment involves a high degree of risk. Please see "Risk Factors" beginning on page 8 of this Prospectus to read about certain factors you should consider before buying any Shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities offered hereby, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                   The date of this Prospectus is May __, 2000

                       WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements, and other information with the Securities and Exchange Commission ("SEC"). You may read or copy any document we file at the Public Reference Room maintained by the SEC at 450 Fifth Street, NW, Judiciary Plaza, Room 1024, Washington, DC 20549, and at the following Regional Offices of the SEC: Northeast Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048; and Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information regarding its public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. Our Common Stock is listed on the Nasdaq-NMS. Information concerning us is also available from Nasdaq's web site at http://www.nasdaq.com.

If you are a stockholder, you may request a copy of these filings, at no cost, by contacting us at the following address or telephone number: Emerging Vision, Inc., 1500 Hempstead Turnpike East Meadow, New York 11554, Attention: William Young, Vice President - Finance, Phone No.: (516) 390-2100

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to "incorporate by reference" the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus. This Prospectus is part of a Registration Statement which we filed with the SEC. We incorporate by reference the documents listed below.

1. Our Annual Report on Form 10-K for the year ended December 31,1999, dated March 30, 2000 (and Form 10-K/A with respect thereto, dated April 6, 2000);

2.       Our Form 8-K, dated February 18, 2000;

3.       Our Form 8-K, dated March 7, 2000;

4.       Our Form 8-K, dated March 17, 2000;

5.       Our Definitive Proxy Statement, dated March 27, 2000;

6.       Our Form 8-K, dated April 4, 2000;

7.       Our Form 8-K, dated April 25, 2000;

8.       Our Definitive Proxy Statement, dated April 28, 2000;

9. Our Supplement to Notice of Special Meeting of Shareholders and Proxy Statement, dated May 3, 2000; and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, dated May 15, 2000; and

10. All other reports and other documents filed by us pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), from and after the date hereof.

Any financial statements and schedules hereafter incorporated in this Prospectus that have been audited and are the subject of a report by independent accountants will be incorporated in reliance on such reports and on the authority of such firm(s) as experts in accounting and auditing to the extent covered by consents filed with the SEC.

                             ADDITIONAL INFORMATION

You should rely only on the information provided in this document or other information that we have referred you to. We have not authorized anyone to provide you with information that is different. This Prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which an offer or solicitation would be unlawful.

Certain statements in this Prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. We believe that the forward-looking statements contained in this Prospectus are within the meaning of the safe harbor provisions afforded by Section 27A of the Securities Act. Forward-looking statements contained in this Prospectus and the other documents incorporated herein by reference, involve known and unknown risks, uncertainties, and other factors which could cause our actual results, financial or operating performance, or achievements to differ from the future results, financial or operating performance, or achievements expressed or implied by such forward-looking statements.

                               PROSPECTUS SUMMARY

Because this is a summary of the terms of the offering of the securities made hereby, it does not contain all of the information that may be important to you. This Prospectus contains forward-looking statements. You should read the following Summary, and the "Risk Factors" section, along with the more detailed information and the financial statements and the notes to the financial statements incorporated by reference in this Prospectus, before you decide whether to participate in this offering.

                           ABOUT EMERGING VISION, INC.

General

Since our formation in 1992, we have been primarily engaged in the development and operation of franchised and Company-owned retail optical stores. We have also operated (through a majority-owned subsidiary) a limited number of laser vision correction centers since January 1996. However, we have recently shifted the focus of our business to the development and implementation of an Internet-based, business-to-business strategy for the sale of optical products. In support of this strategy, we recently completed a private placement from which we raised in excess of $10 million, which is intended to be used in the development of our e-commerce initiatives. We also have recently added several new members to our Board of Directors and several new senior executives, including a new chief executive officer and a new chief financial officer, who have substantial experience in the development and operation of Internet-based businesses. In addition, we have recently retained McDonald Investments, Inc., a national investment banking firm specializing in the optical industry, to explore various alternatives that might provide us with a more advantageous use of our assets in support of our new, business-to-business Internet strategy

Existing Business

We, along with our franchisees, develop and operate retail optical stores (collectively "Sterling Stores") principally under the trade names "Sterling Optical" and "Site for Sore Eyes." We also operate VisionCare of California, a specialized health care maintenance organization licensed by the California Department of Corporations. VisionCare of California employs licensed optometrists who render services in offices located immediately adjacent to, or within, most Sterling Stores located in California.

Based upon domestic sales and number of locations of Company-owned and franchised stores, we are one of the largest chains of retail optical stores and the second largest chain of franchised optical stores in the United States. As of March 31, 2000, there were 251 Sterling Stores in operation, of which 37 were Company-owned stores (including 12 stores managed by franchisees) and 214 were franchised stores (including five stores which we manage on behalf of franchisees). Currently, Sterling Stores are located in 26 States, the District of Columbia, Ontario, Canada, and the U.S. Virgin Islands.

Most Sterling Stores offer eyecare products and services such as prescription and non-prescription eyeglasses, eyeglass frames, ophthalmic lenses, contact lenses, sunglasses, and a broad range of related items. To the extent permitted by individual state regulations, most Sterling Stores employ or affiliate with an optometrist to provide professional eye examinations to the public, and fill the prescriptions written by these employed or affiliated optometrists, as well as from unaffiliated optometrists and ophthalmologists. Most Sterling Stores are able to offer same-day service because most stores have an inventory of ophthalmic and contact lenses, as well as on-site lab equipment for cutting and edging ophthalmic lenses to fit into eyeglass frames.

In addition to our retail optical business, Insight Laser Centers, Inc. ("Insight"), which is a 66.67% owned subsidiary of ours, owns and operates two laser vision correction centers located in New York City. These centers specialize in the performance of the refractive laser surgical procedure known as Laser Assisted In-Situ Keratomileusis ("LASIK"). This procedure, which corrects certain degrees of myopia (near-sightedness), hyperopia (far-sightedness) and astigmatisms with the use of excimer lasers, is performed by licensed ophthalmologists in exchange for their payment to Insight of a fee for each LASIK procedure performed. Insight also is in the process of: (i) opening an additional center located in Bayside, New York; and (ii) awaiting the receipt of building permits so that it may commence constructing an additional center in Carle Place, New York, which is expected to open in the third quarter of 2000. Insight has also finalized and/or is in the process of finalizing agreements with other ophthalmologists who will perform the LASIK procedure in additional offices to be located in the New York metropolitan area that will be constructed and operated by Insight.

In addition, Insight is presently in the process of seeking to obtain up to $2 million of new capital in order to market and promote its refractive laser surgery business.

In 1998, we purchased (through a wholly owned subsidiary) substantially all of the tangible assets of a full service ambulatory surgery center located in Garden City, New York, which contains three surgical operating rooms; and we presently provide administrative and consulting services to the owner/licensee of this facility pending the transfer of such license to an affiliate of ours.

E-commerce Initiatives

The Company has begun the process of developing a web-based optical portal business that will focus on business-to-business opportunities. As part of its new business strategy, the Company will seek to capitalize on the robust growth potential in the business-to-business, e-commerce market, by providing comprehensive e-commerce solutions for the buyers and suppliers of business goods and services in the optical industry. This, the Company believes, will lower the overall costs of business-to-business transactions by reducing the inefficiencies experienced by both buyers and suppliers of eye care goods and services in traditional business transactions. The Company believes that this market is not currently being adequately served by Internet companies, which tend to focus on consumers and not on the business-to-business market.

In implementing this new business initiative, the Company has developed a strategic alliance and is presently working together with Rare Medium, Inc., the web consulting services arm of Rare Medium Group, Inc., to develop and launch an extensive network of state-of-the-art web sites designed to provide information, interaction and electronic business-to-business commerce. Rare Medium is one of the country's leading providers of Internet solutions and e-commerce strategies that improve business processes and develop branding strategies, marketing communications and interactive content to large and medium sized companies in the financial, automotive, consumer servicing, retail and consumer goods industries.

Other

We were organized under the laws of the state of New York in January 1992; and we changed our name to "Emerging Vision, Inc." effective April 17, 2000. Our executive offices are located at 44 West 18th Street, New York, New York and 1500 Hempstead Turnpike, East

Meadow, New York 11554. Our telephone number in New York City is (646) 638-9693; and our telephone number in East Meadow, New York is (516) 390-2100 and our fax number is (516) 390-2150.


                                  RISK FACTORS

I. EXISTING BUSINESS

1. We have incurred a substantial net loss for each of the years ended December 31, 1997, 1998 and 1999 and are likely to incur a substantial net loss for the year ending December 31, 2000.

We suffered a net loss for each of the years ended December 31, 1997, 1998 and 1999 and, in part, because of the change in focus of our business to an Internet-based, business-to-business strategy, we are likely to incur a net loss for the year ended December 31, 2000. Furthermore, there can be no assurance that we will operate profitably or be commercially successful at any time in the foreseeable future, as our ability to attain profitability in the future will depend, in large part, on the success of our new Internet business strategy, which is uncertain.

2. Potential conflicts of interest may arise as certain of our executive officers and directors are involved with other companies in the optical industry.

Dr. Alan Cohen, Vice Chairman of our Board of Directors and President of our retail optical store division, together with Dr. Robert Cohen, one of our directors, are also the executive officers and directors of Cohen Fashion Optical, Inc. and its affiliate, Real Optical, LLC and, together with certain members of their families and the family of Dr. Edward Cohen, a former director of the Company, are the sole shareholders of those entities. Drs. Alan, Robert and Edward Cohen are brothers. Cohen Fashion Optical, Inc. and Real Optical, LLC operate and franchise retail optical stores similar to Sterling Stores in the States of Connecticut, Florida, New Hampshire, Massachusetts, New Jersey and New York and may, in the future, operate in other states as well. As of the date hereof, many Cohen Fashion Optical stores are located in the same shopping center or mall as, or in close proximity to, certain Sterling Stores; and we cannot state that, in the future, Cohen Fashion Optical will not open or franchise additional stores that are located in the same areas as Sterling Stores. Furthermore, Sterling Stores and certain of the Cohen Fashion Optical stores are joint providers under certain of our third party benefit plans and we anticipate that such arrangements will continue in the future. Because of the interests that the Cohen family has in Cohen Fashion Optical, Inc. and Real Optical, LLC, we cannot state that conflicts of interest will not arise that may cause the Cohen family shareholders to enter into business relationships that are not favorable to us.

3. We significantly depend on the ability and experience of certain members of our management.

We rely on the skills of certain members of our management team to guide our operations

(including, but not limited to, Mr. Gregory T. Cook, our President and Chief Executive Officer, Ms. Sara V. Traberman, our Chief Financial Officer, and Dr. Alan Cohen, the Vice Chairman of our Board of Directors and the President of our retail optical store division), the loss of any one of which could have an adverse effect on our operations. Furthermore, the terms of our employment agreements with Mr. Cook and Ms. Traberman afford each such individual the right to terminate the same upon the occurrence of certain specified events. Accordingly, we cannot ensure that, in the future, they will continue to work for us.

4. We do not control the management of all of the retail optical stores that operate under our name.

We rely, in part, on our franchisees for business development. Since we do not control the management of our franchised stores, we cannot assure that any franchisee/owner will have the business acumen or financial resources to operate its franchise successfully. If a substantial number of franchisees are not successful, our financial condition and results of operations could be affected adversely.

5. We compete with many types of eyewear providers.

The retail optical business is highly competitive and includes chains of retail optical stores, superstores, individual retail outlets, and a large number of individual opticians, optometrists, and ophthalmologists that provide professional services and, in connection therewith, dispense prescription eyewear. We, as retailers of prescription eyewear, generally service local markets, and thus our competition varies substantially from one location or geographic area to another.

6. There may be a potential for conflicts with existing franchisees as a result of our e-commerce initiatives.

We have recently been contacted by a group of franchisees regarding our proposed, e-commerce strategy and how such strategy may relate to the obligations owed to such franchisees, although we believe that we have the right to implement such new strategy.

7. We offer incentives to our customers and experience lower profit margins because of it.

At times when our major competitors offer significantly lower prices for their products, we are forced to do the same. Certain of our major competitors offer promotional incentives to their customers, including "50% Off" on designer frames and "Buy One, Get One Free" eyecare promotions and, in response thereto, we have, from time to time, offered the same or similar incentives to our customers. This practice has resulted in lower profit margins, and we cannot guarantee that these competitive promotional incentives will not further adversely impact our results of operations. Although we believe that our Sterling Stores provide quality service and products at competitive prices, several of the large retail optical chains have greater financial resources than us. Therefore, we cannot guarantee that we will be able to continue to deliver cost-efficient products in the event of aggressive pricing by our competitors.

8. We often provide purchase money financing for a substantial portion of the sales price of our store assets that are sold to franchisees, and bear the risk of nonpayment of such financing.

In many instances, we provide purchase money financing for a substantial portion of the sales price of store assets sold to franchisees. Upon a sale of store assets in circumstances when we finance a portion of the purchase price, we recognize all of the gain on such sale, if any, before we receive all of the proceeds from such conveyance. In certain instances in which franchisees have defaulted on their purchase money obligations, we have been able to repossess the franchisee's assets and sell such assets to another franchisee; however, we cannot assure that we will be able to continue, or be successful, with this practice in the future, and the failure to be able to do so could have a material adverse effect on our financial condition and results of operations.

9. In prior years, we experienced substantial losses from our operation of our laser vision correction centers.

An integral part of our business strategy of becoming a full-service eyecare company has included developing and/or managing a chain of eyecare centers at which there would be performed refractive laser surgery procedures, to be operated under the tradename "Insight Laser". Until recently, our revenues from the Insight Laser Center business grew only modestly and, as a result, we experienced significant losses from the operation of this business in prior years, including an approximate net loss of $1,100,000 for the year ended December 31, 1998, and an approximate net loss of $1,400,000 for the year ended December 31, 1997. Although our Insight Laser Center business operated profitably for the year ended December 31, 1999, we cannot guarantee that such business will continue to operate profitably or that our financial condition and results of operations will not be adversely affected, in the future, as a result of the continued operation of our Insight Laser Center business.

10. We face increasing competition in our laser vision correction business and must continually adapt to technological changes and advances in order to succeed in that business.

The market for excimer laser surgery is increasingly competitive. Our majority-owned subsidiary, Insight, also competes with other treatments for vision disorders, including eyeglasses, contact lenses, interocular lens implants and corneal rings. Further, Insight expects that its competitors may attempt to develop new products and/or procedures that compete directly with the excimer lasers that it uses. In order to compete successfully, Insight must adapt to technological changes and advances in the treatment of vision disorders. In the markets it presently serves, Insight competes with locally owned and operated laser centers or eye surgeons who have purchased their own lasers and related equipment. In addition, it competes with several other companies in providing access to excimer lasers. As of the date hereof, five excimer laser manufacturers have secured approval from the U.S. Food and Drug Administration ("FDA") for the use of a third generation, narrow scanning laser (with eye tracking systems) which will expand the market to include treatment for higher degrees of visual correction and which may make Insight's equipment obsolete or less marketable. Non-manufacturing companies which compete with Insight include: Laser Vision Centers, Inc., Clear Vision Laser Centers, Inc., LCA Vision Inc., NovaMed Eyecare Management, LLC, America Vision Care, Physicians Resource Group, Inc., TLC The Laser Center, Inc. and Vision Twenty-One, Inc. Other companies may similarly introduce other new or enhanced laser products and, in such event, patients and surgeons may choose other alternatives over the technology presently being used by Insight. If this occurs, Insight may not be financially able to secure new equipment to allow it to compete effectively.

11. Recent significant decreases in fees charged for excimer laser surgery have harmed, and may continue to harm, Insight's business.

Recent, significant reductions in the fees charged by ophthalmologists to their patients for excimer laser surgery, have reduced demand for Insight's services by making it economically more attractive for eye surgeons to buy and install, in their existing offices, their own excimer lasers, thereby eliminating their need to pay Insight a per procedure fee. Also, the recent significant reductions in fees charged for excimer laser surgery have forced, and may continue to force, Insight to reduce its fees in response to this reduction in demand and as a means to remain competitive with other laser access providers, which has recently affected Insight's revenues and profitability and may, in the future, have a material adverse effect on its financial condition and results of operations.

12. An increase in the number of eye surgeons who perform enough excimer laser surgery procedures to economically justify the purchase of their own lasers, has harmed and may continue to harm our business.

As excimer laser surgery becomes more commonplace, the number of eye surgeons who can economically justify the purchase of their own excimer laser equipment will increase and, unless the number of laser surgeries performed by surgeons using Insight's equipment significantly increases, its business would, in all likelihood, be materially harmed by this trend.

14. Insight's success in the laser vision correction industry is dependent upon market acceptance.

Market acceptance of the LASIK procedure is affected by many factors including:

         o nonacceptance of laser refractive procedures as an alternative to existing methods of treating refractive disorders;

         o        the relatively high cost of laser refractive procedures;

         o        general resistance to surgery;

         o the effectiveness of alternative, less intrusive, or less expensive methods of correcting refractive disorders; and

         o        the possibility of known or unknown side effects.

Additionally, Insight's lasers are currently approved only for the correction of certain degrees of myopia, hyperopia and/or astigmatisms. We cannot give any assurance that market acceptance of Insight's services will increase by either the ophthalmologic community or by the general population; and the failure to achieve such acceptance could have a material adverse effect on Insight's business, financial condition and results of operations.

14. As refractive laser surgery gains market acceptance, we may lose revenue from traditional eyewear customers.

As traditional eyewear users undergo the LASIK procedure or other vision correction techniques, the demand for contact lenses and eyeglasses will decrease. As part of our business, we service and market contact lenses and eyeglasses. A decrease in customer demand for such products could have a material adverse effect on our financial condition and results of operations, as well as that of our franchisees.

15. We are subject to a variety of state, local, and federal regulations that affect the health care industry.

The regulatory requirements that we must satisfy to conduct our business will vary from state to state. For example, some states have enacted laws governing the ability of ophthalmologists and optometrists to enter into contracts with business corporations or lay persons, and some states prohibit companies from computing their royalty fees based upon a percentage of the gross revenues generated by optometrists from exam fees. Various federal and state regulations also limit the financial and non-financial terms of agreements with health care providers and, therefore, our potential revenues may differ depending upon the nature of our various health care provider affiliations.

Insight's excimer lasers are medical devices and are subject to regulation by the FDA. Summit Technology, Inc. and VISX, Incorporated, the manufacturers of the two excimer laser systems that it currently uses, have received approval from the FDA for their use to treat certain refractive disorders. However, such approval contains restrictions on the use, labeling, promotion, and advertising of the excimer laser. If the FDA and/or other federal, state, or local governmental agencies change the rules and regulations affecting the use of excimer lasers for the LASIK procedure, Insight's business and results of operations could be adversely affected.

We are also subject to regulations regarding our franchise business and in-store laboratory operations, as well as the operation, in California, of VisionCare of California, which is regulated by the California Department of Corporations. As a franchisor, we are subject to various registrations and disclosure requirements imposed by the Federal Trade Commission and by many of the states in which we conduct our franchising operations. The Federal Occupational Safety and Health Act regulates our in-store laboratory operations. Although we believe that we are in material compliance with all such applicable laws and/or regulations, we cannot guarantee that we will be able to sustain compliance if these laws and/or regulations change in the future.

16. We are legally prohibited from inducing certain of our customers with financial rewards in order to do business with us.

The Medicare and Medicaid anti-kickback statutes prohibit financial relationships that aim to induce, arrange, or recommend the purchase of items or services, or patient referrals to providers of services, for which payment may be made under federally funded health care programs. These anti-kickback statutes contain exceptions for, among other things, properly reported discounts and compensation for bona fide employees. In addition, federal regulations establish certain "safe harbors" from liability under the anti-kickback statutes, including further refinements of the exceptions for discounts and employee compensation, and a safe harbor for personal service contracts. Several states also have statutes or regulations prohibiting financial relationships with referral sources that are not limited to services for which Medicare and Medicaid payment may be made. If we are sanctioned under these federal and/or state anti-remuneration laws, we may be subjected to civil monetary penalties, license suspension or revocation, exclusion of our providers or practitioners from participation in Medicare and Medicaid, and criminal fines or imprisonment. While we believe we are presently in compliance with these laws, we cannot guarantee that some of our and/or Insight's business practices would not be subject to challenge under any of these laws. Currently, we are not aware of any challenge or potential challenge to our and/or Insight's business practices.

17. The prevailing market price of our Common Stock may be adversely effected by sales of a substantial number of shares into the public market.

As of April 30, 2000, there were 25,558,564 shares of our Common Stock outstanding, excluding 10,660,860 shares that were reserved for issuance under our outstanding warrants, options and Senior Convertible Preferred Stock. Of the outstanding shares, 1,667,480 are subject to the volume limitations on sale set forth in Rule 144, and an additional 4,355,140 are subject to certain "lock-up" provisions, as discussed below. Sales of the Shares offered hereby may affect the market price of our Common Stock.

18. We have created provisions in our governing documents that will make it difficult for our business to be acquired or our directors to be removed.

Our amended and restated certificate of incorporation and amended and restated by-laws contain certain provisions that are intended to discourage, delay, or make it more difficult for a change of control over our business to occur. There are also provisions designed to prevent the removal, by our shareholders, of directors who serve on our classified Board of Directors, even if some, or a majority, of them voted for the removal of a director. Currently, we have authorized 5,000,000 shares of preferred stock, par value $.01 per share, of which we have issued and outstanding approximately 3 shares of Senior Convertible Preferred Stock, which are convertible into an aggregate of 334,166 shares of Common Stock. Our Board of Directors has the authority to fix the rights, privileges, and preferences of the remaining authorized but unissued shares of preferred stock without any further vote or action by the shareholders. Therefore, the rights of the holders of our Common Stock are and may, in the future, be subject to, and may be adversely affected by, the rights of the holders of our Senior Convertible Preferred Stock, as well as the holders of any additional preferred stock that may be issued in the future. In addition, we are subject to the anti-takeover provisions of Section 912 of the Business Corporation Law of the State of New York, which could have the effect of delaying or preventing a change of control over our business.

II. INTERNET INITIATIVES

1. Internet-based, business-to-business commerce is a newly emerging market.

Internet-based, business-to-business commerce is a newly emerging market. Consequently, it is difficult to evaluate our prospects for our proposed web-based, optical portal business based on the performance of other companies operating within this market. In addition, our historical financial information is of limited value in projecting future operating results for this new business.

2. We have only recently begun efforts to expand our e-commerce capabilities, and these efforts will entail significant risks and require substantial additional capital.

We have only recently begun efforts to expand our e-commerce capabilities. Development of these new capabilities entails substantial risks and uncertainties including, but not limited to, our limited experience to date in conducting e-commerce, business-to-business transactions on the Internet, Rare Medium, Inc.'s ability to develop websites and other proprietary technology and transaction processing systems, on our behalf, needed to support such capabilities, and uncertainty of market acceptance; and there can be no assurance that we will not encounter substantial delays and/or unexpected expenses related to such efforts. In addition, we will require substantial additional capital in order to implement this web-based strategy; and there can be no assurance that such additional capital will become available to us and, even if available, that the terms thereof will be acceptable to us.

3. The success of our web-based, optical portal business will depend on expanding market acceptance for Internet business-to-business electronic commerce.

Our success in implementing our new, web-based, optical portal business will depend upon the widespread acceptance and use of the Internet as an effective medium for business-to-business electronic commerce, particularly as a medium to perform goods procurement and fulfillment functions in the optical markets. If the use of the Internet in electronic commerce in such markets does no grow, or if it grows more slowly than expected, our Internet-based business may suffer.

4. Security risks associated with electronic commerce may limit acceptance of our web-based, optical portal business.

A fundamental requirement to conduct Internet-based, business-to-business electronic commerce is the secure transmission of confidential information over public networks. Failure to prevent security breaches of our web-based, optical portal business, or well publicized security breaches affecting the Internet in general, could significantly harm this business and, as a result, our operating results and financial condition. There can be no certainty that advances in computer capabilities, new discoveries in the field of cryptography, or other developments will not result in an ability to compromise or breach the systems which we will use to protect content and transactions from unauthorized access. If these security measures are breached, a person could misappropriate propriety or confidential information or cause interruptions in operations. There are significant cost requirements to protect against security breaches or to alleviate problems caused by breaches. Further, a well-publicized compromise of security could deter potential customers from using the Internet to conduct financial transactions or to transmit confidential information.

5. Additional governmental regulations may increase our costs of doing business.

The laws governing Internet transactions remain largely unsettled. The adoption or modification of laws or regulations relating to the Internet could harm our web-based, optical portal business's operating results and financial condition by increasing its costs and administrative burdens. It may take years to determine whether and how existing laws, such as those governing intellectual property, privacy, libel, consumer protection and taxation, apply to the Internet. Laws and regulations directly applicable to communications or commerce over the Internet are becoming more prevalent. The growth and development of electronic commerce may prompt calls for more stringent consumer protection laws, as well as new laws governing the taxation of Internet-based commerce. We must comply with new regulations in the United States, as well as any regulations adopted by other countries where we may do business. Compliance with any newly adopted laws may prove difficult for us and may harm our business, operating results and financial condition.

6. Failure to expand the Internet infrastructure could limit future growth.

The recent growth in Internet traffic has caused periods of decreased performance. If Internet usage continues to grow rapidly, its infrastructure may not be able to support these demands and its performance and reliability may decline. If outages or delays on the Internet occur frequently, overall Internet usage, including usage of our web sites, could grow more slowly or decline. Our ability to increase the speed and scope of our services to our customers is ultimately limited by, and depends upon the speed and reliability of, both the Internet and the customers' internal networks. Consequently, the emergence and growth of the market for our services will depend upon improvements being made to the entire Internet, as well as to the individual customers' networking infrastructures, to alleviate overloading and congestion. If these improvements are not made, the ability of customers to utilize our Internet-based services will be hindered, and our business, operating results and financial condition may be adversely affected.

7. The Internet-based, business-to-business industry is highly competitive and has low barriers to entry.

The market for Internet-based, business-to-business electronic commerce is extremely competitive. Our competition is expected to intensify, as current competitors expand their service offerings and new competitors, including larger, more established companies with more resources, enter the market. There can be no assurance that we will be able to compete successfully against current or future competitors, or that competitive pressures will not harm our business, operating results or financial condition. Because there are relatively low barriers to entry in the electronic commerce market, competition from other established and emerging companies may develop in the future. Increased competition is likely to result in lower average transaction prices, reduced margins and a decrease or loss of market share, any of which could harm our business, operating results or financial condition. In addition, competitors may be able to develop services that are superior to, or that achieve greater acceptance than, the services to be offered by us as part of our web-based, optical portal business.

8. We must have the ability to quickly adapt our web-based, optical portal business to technological changes and customer preferences.

The Internet and electronic commerce industries are characterized by: (i) rapid technological changes; (ii) changes in user and customer requirements and preferences; (iii) frequent introductions of new products and services embodying new technologies; and (iv) the emergence of new industry standards and practices. If we do not respond to these developments quickly and efficiently, we will not be competitive within the industry. If we fail to determine accurately the features our customers require, enhance our then existing services or develop new services, we may lose potential customers. If we do not respond to the rapid technological changes in the industry, our services could become obsolete and our business would be severely harmed.

                                 USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the Shares of Common Stock being offered hereby. All proceeds from the sale of such Shares will be for the account of the selling shareholders. See "Selling Shareholders" and "Plan of Distribution." We may, however, receive an aggregate of approximately $16,522,231 upon the exercise of warrants held by the certain of the selling shareholders entitling them to purchase an aggregate of 2,177,570 of the Shares that are covered by this Prospectus. We intend to use all of the proceeds we may receive as a result of such exercises, for general working capital purposes.


                              SELLING SHAREHOLDERS

The table below sets forth certain information, as of May 4, 2000, with respect to the amount and percentage ownership of each selling shareholder before this offering, the number of Shares covered by this Prospectus with respect to each selling shareholder, and the amount and percentage ownership of each selling shareholder after this offering, assuming that all of the Shares covered by this Prospectus are sold by the selling shareholders. Except as otherwise described in this Prospectus, none of the selling shareholders has had any position, office, or other material relationship with us within the past three years, other than as a result of the ownership of the Shares or other securities of ours.

Of the Shares to be offered by the selling shareholders hereunder (i) 3,355,140 were issued as a result of the conversion of Series B Convertible Preferred Stock acquired by such selling shareholders in a private placement completed by the Company in March 2000 (the "Private Placement"), (ii) 1,677,570 are issuable upon the exercise of warrants also issued in the Private Placement, (iii) 500,000 are issuable upon the exercise of warrants issued to Mueller & Company, Inc. ("Mueller") and certain designees of KSH Investment Group, Inc. ("KSH") in partial consideration for Mueller and KSH serving as placement agents in the Private Placement, (iv) 1,000,000 were issued to Rare Medium, Inc. in consideration of certain consulting services which it is presently performing for the Company, and (v) 10,000 were issued to Teamwork Kommunikations GmbH, in consideration of certain consulting services it is presently providing to the Company. The warrants issued to the selling shareholders in the Private Placement, and the warrants issued to Mueller and the designees of KSH are exercisable during the period commencing on August 14, 2000 and ending on February 13, 2005 at an exercise price of $7.5875 per share.



                                              Common Stock
                                              Beneficially Owned Prior   Shares Offered   Common Stock Beneficially
Name of Beneficial Owner                      to the Offering            Hereunder        Owned After Offering(1)
-------------------------                     ------------------------   --------------   -----------------------
                                              Number       Percent                        Number        Percent
                                              ------       -------                        ------        -------
Rare Medium, Inc.                            1,000,000        3.9%          1,000,000         --             --
Teamwork Kommunikations, GmbH                   10,000         *               10,000         --             --
Mueller & Company, Inc.                        644,257        2.5%            250,000      394,257           1.5%
Helen Kohn                                     105,699         *              105,699         --             --
Stuart Kohn                                      1,450         *                1,450         --             --
Michael Kohn                                     1,450         *                1,450         --             --
Ronit Sucoff                                   150,599         *              150,599         --             --
Lewis Mason                                      2,764         *                2,764         --             --
Michael Fenton                                   2,764         *                2,764         --             --
Darin Barker                                     2,008         *                2,008         --             --
Christopher Brothers                             2,008         *                2,008         --             --
Jeffrey Sultan                                   1,589         *                1,589         --             --
Sean Hatsopoulos                                   936         *                  936         --             --


                                              Common Stock
                                              Beneficially Owned Prior   Shares Offered   Common Stock Beneficially
Name of Beneficial Owner                      to the Offering            Hereunder        Owned After Offering(1)
-------------------------                     ------------------------   --------------   -----------------------
                                              Number       Percent                        Number        Percent
                                              ------       -------                        ------        -------
David Raven                                        347         *                  347         --             --
Paul Dorfman                                     2,081         *                2,081         --             --
Scott Sucoff                                     1,532         *                1,532         --             --
George Bisnoff                                   2,913         *                2,913         --             --
Gabriel Plaut                                      289         *                  289         --             --
Aaron Katz                                         971         *                  971         --             --
Morris Betesh                                      867         *                  867         --             --
Peter O'Neil                                     1,226         *                1,226         --             --
Alan Bienhacker                                    850         *                  850         --             --
Francis Anderson                                 2,598         *                2,598         --             --
Nancy Murdocco                                   1,385         *                1,385         --             --
Karen Ann Orlando                                1,385         *                1,385         --             --
Frances Kehoe                                    1,385         *                1,385         --             --
Mary Ellen Spedale                                 952         *                  952         --             --
Melissa Belyski                                    952         *                  952         --             --
Kathy Rocklen                                    1,000         *                1,000         --             --
Timothy J. Lang                                  9,000         *                9,000         --             --
Gross Investment Co. LP                        600,000        2.3%            600,000         --             --
Keren MYCB:  Elias Foundation, Inc.            292,500        1.1%            150,000      142,500            *
William Barclay Armitage Trust                   7,500         *                7,500         --             --
Joel B. Gardner                                  9,000         *                9,000         --             --
James A. Martens                                 9,000         *                9,000         --             --
David Ross                                       6,000         *                6,000         --             --
Tov Industrial Products, Inc.                    7,500         *                7,500         --             --
Pairoj Ruktanonchai                              7,500         *                7,500
Dr. Valery Berger                                9,000         *                9,000         --             --
Lyudmila Korets                                 15,000         *               15,000         --             --
Jules M. Ness                                   38,000         *               18,000       20,000            *
Soleiman Rabanipour                             18,000         *               18,000         --             --
Steven Rubel                                    24,000         *               24,000         --             --
Romar Fabrics Corp. Pension Fund                 6,300         *                6,300         --             --
Bill and Claudia Berkley                        15,000         *               15,000         --             --
Kostaki & Magdalini Bis                          6,000         *                6,000         --             --
Alvan Bisnoff                                   15,000         *               15,000         --             --
Cipriani Family Trust                            9,000         *                9,000         --             --
Richard Gerzof                                  21,000         *               21,000         --             --
James Milano                                     6,000         *                6,000         --             --
Thomas C. Coleman and Donna K. Norell,
     JTWROS                                      7,500         *                7,500         --             --
Estelle Konviser                                 6,000         *                6,000         --             --
Fred Marcus                                     21,000         *               21,000         --             --
Lauren A. Daman, MD                              9,000         *                9,000         --             --
Gary W. Pace                                     9,000         *                9,000         --             --
BNB Associates Investment LP                    21,000         *               21,000         --             --
Michael Bollag                                  21,000         *               21,000         --             --
Harvey Greenfield                               21,000         *               21,000         --             --
Lawrence Kaplan                                 21,000         *               21,000         --             --
Melvyn B. & Lea Ruskin                          12,000         *               12,000         --             --
Leonard Russin                                  19,500         *               19,500         --             --
Nancy Severinsen                                 6,000         *                6,000         --             --
Cynthia & Yoav Shmuely                          15,000         *               15,000         --             --
Jeffrey Sucoff                                   9,000         *                9,000         --             --
Dean Willard                                    12,000         *               12,000         --             --
Windy City, Inc.                                45,000         *               45,000         --             --


                                                      Common Stock
                                                      Beneficially Owned Prior   Shares Offered   Common Stock Beneficially
Name of Beneficial Owner                              to the Offering            Hereunder        Owned After Offering(1)
-------------------------                             ------------------------   --------------   -----------------------
                                                      Number       Percent                        Number        Percent
                                                      ------       -------                        ------        -------
Neil Coleman                                            84,000         *               84,000         --             --
Sean Greene                                              6,000         *                6,000         --             --
Barry & Marsha Reiss                                     6,000         *                6,000         --             --
Edwin & Cheryl Richardson                                7,500         *                7,500         --             --
Scott Sakin                                              4,500         *                4,500         --             --
Robert Toll                                             36,000         *               36,000         --             --
Rik Partnership III                                    540,000        2.1%            540,000         --             --
Irwin Katsof                                           179,470         *              105,000       74,470            *
J. R. Group, Inc.                                      103,500         *              103,500         --             --
Anniston Capital, Inc.                                  13,200         *               13,200         --             --
Gregory S. Beyerl                                        6,000         *                6,000         --             --
Edwin R. Bindseil                                        9,000         *                9,000         --             --
James C. Carr                                            6,000         *                6,000         --             --
Raymond & Ellen Chow                                     9,000         *                9,000         --             --
Kevan A. Fight                                           7,500         *                7,500         --             --
M. Timothy & Lois W. Farrell                             6,000         *                6,000         --             --
John T. Gannon                                           7,500         *                7,500         --             --
Fred K. Foulkes                                          7,500         *                7,500         --             --
David Ivers                                              7,500         *                7,500         --             --
Daryl & Joan Hill                                        7,500         *                7,500         --             --
Richard Kandel                                           6,600         *                6,600         --             --
Jeffrey I. Kohn                                          6,000         *                6,000         --             --
Lewis & Frayda Mason                                     7,500         *                7,500         --             --
Donald J. Poinsette                                      6,000         *                6,000         --             --
John H. Price, Jr.                                       6,000         *                6,000         --             --
Michael L. Shinn                                         6,000         *                6,000         --             --
Thomas E. Schoenauer                                     6,000         *                6,000         --             --
B. Gale & Carolu Wilson                                  6,600         *                6,600         --             --
Samuel J. Watts                                          7,500         *                7,500         --             --
Stanton N. & Jennifer A. Williams                        7,500         *                7,500         --             --
Al-Kim Associates Profit Sharing Plan                   45,000         *               45,000         --             --
Bear Stearns Sec Corp. FBO: Paul Berkman IRA            18,000         *               18,000         --             --
David M. Brandwein                                       6,000         *                6,000         --             --
Delbert W. Coleman                                      84,000         *               84,000         --             --
Douglas & Alexis Hogue                                   6,000         *                6,000         --             --
Richard Harriton                                        25,500         *               25,500         --             --
Ramin Kamfar                                            12,000         *               12,000         --             --
Lawrence & Audrey Kurtz                                  6,000         *                6,000         --             --
James W. Jacobs                                         10,500         *               10,500         --             --
Bear Stearns Sec Corp. FBO:  Harvey Kohn IRA            42,000         *               42,000         --             --
Ronald Krinick                                          12,000         *               12,000         --             --
Gayle Mosenson                                           7,500         *                7,500         --             --
Richard T. Santulli                                     61,494         *               61,494         --             --
Michael Schmerin                                         9,000         *                9,000         --             --
Bear Stearns Sec Corp. FBO:  Joel Schoenfeld IRA        12,000         *               12,000         --             --
Robert Spira                                             6,000         *                6,000         --             --
Reinhard & Reinhard BSSC Master Plan                     6,000         *                6,000         --             --
Bruce E. Toll                                           86,520         *               86,520         --             --
Sigmund A. Eisenschewk                                  10,500         *               10,500         --             --
Gary & Robin Rubin                                       9,000         *                9,000         --             --
Wantanee Chalothorn                                     15,000         *               15,000         --             --


                                                      Common Stock
                                                      Beneficially Owned Prior   Shares Offered   Common Stock Beneficially
Name of Beneficial Owner                              to the Offering            Hereunder        Owned After Offering(1)
-------------------------                             ------------------------   --------------   -----------------------
                                                      Number       Percent                        Number        Percent
                                                      ------       -------                        ------        -------
Meyer H. Abittan                                        12,000         *               12,000         --             --
Henry M. Klotz                                          12,000         *               12,000         --             --
R. G. Hildreth, Jr.                                      6,300         *                6,300         --             --
John Pappas                                              6,300         *                6,300         --             --
Harvey Straus                                           15,300         *                6,300       9,000             *
Barnett Family Limited Partnership Trust                 7,500         *                7,500         --             --
Sean L. Cahill                                           7,500         *                7,500         --             --
Edmund T. Cranch                                         7,500         *                7,500         --             --
Glenn E. Egli & Dorothy W. Egli, JTWROS                  7,500         *                7,500         --             --
Egon Fromm                                               7,500         *                7,500         --             --
Jo Idelson Gottschalk Rev. Trust, Jo & Shimon
  Gottschalk, TTEES                                      6,000         *                6,000         --             --
Clifford A. Falkenau, Trust, DTD 11/6/97, Helen &
  Clifford Falkenau, TTEES                               5,946         *                5,946         --             --
Sheley Goldstein                                         7,500         *                7,500         --             --
R. Charles & Susan L. Husted                             7,500         *                7,500         --             --
Norma Scalzulli                                         15,000         *               15,000         --             --
Steve Shook                                              7,500         *                7,500         --             --
Morris M. Macy                                           7,500         *                7,500         --             --
Steven R. Goldstein                                      7,500         *                7,500         --             --
A. Lee Royal                                             7,500         *                7,500         --             --
Philip L. Smith                                          7,500         *                7,500         --             --
Alkis P. Zingas, Trustee U/A Dated 12/2/81              18,000         *               12,000        6,000            *
Simon Pelman                                             9,000         *                9,000         --             --
Aaron Feder                                              6,000         *                6,000         --             --
Jeffrey Adwar                                            6,000         *                6,000         --             --
Albert Di Gangi                                         11,000         *                9,000        2,000            *
Anthony J. Moscheto                                     12,000         *               12,000         --             --
Robert & Barbara Myerson                                 8,000         *                6,000        2,000            *
The Nybor Group, Inc.                                    9,000         *                9,000         --             --
Jerome Waxenberg                                         6,000         *                6,000         --             --
Joel & Sandra Wenacur                                    7,500         *                7,500         --             --
Theodore & Susan Wenacur                                 7,500         *                7,500         --             --
Harold S. Hefter                                         3,000         *                3,000         --             --
Robert J. Margolin                                      10,713         *               10,713         --             --
Gregory A. Fahl                                         10,500         *               10,500         --             --
Allen Krenek & Lynn Krenek, JTWROS                       7,500         *                7,500         --             --
Eddie E. Lee                                            12,000         *               12,000         --             --
Harold G. Nichter                                       10,500         *               10,500         --             --
Bear Stearns Sec Corp. FBO:  Robert G. Ostrander        12,000         *               12,000         --             --
Ronald & Arlene Sumner                                   9,000         *                9,000         --             --
Igor Klener                                             21,000         *               21,000         --             --
Dennis A. Desmond                                        6,000         *                6,000         --             --
David Harari                                             9,500         *                7,500       2,000             *
Neal J. Nissel                                          42,855         *               42,855         --             --
S. J. Stile Associates                                  53,000         *               15,000      38,000             *
David Silver                                            11,645         *                9,645       2,000             *
Scott Silver                                            10,355         *                5,355       5,000             *
Carol Stahl                                             15,000         *               15,000         --             --
Altech Packaging Co., Inc.                              20,000         *               15,000       5,000             *
Harry Adler                                             42,855         *               42,855         --             --
Ezer Mitzion, Inc.                                     662,142        2.6%            662,142         --             --


                                                      Common Stock
                                                      Beneficially Owned Prior   Shares Offered   Common Stock Beneficially
Name of Beneficial Owner                              to the Offering            Hereunder        Owned After Offering(1)
-------------------------                             ------------------------   --------------   -----------------------
                                                      Number       Percent                        Number        Percent
                                                      ------       -------                        ------        -------
Reuven Dessler                                          42,855         *               42,855         --             --
Philip Huberfeld                                        42,855         *               42,855         --             --
Mueller Trading L.P. of Lakewood                        21,426         *               21,426         --             --
Bernard & Edith Canner                                  40,000         *               30,000       10,000            *
Harry C. Kleinman SSB Keogh MP Custodian                15,000         *               15,000         --             --
Michael P. Deblasio & Katherine Deblasio, JTWROS        13,200         *               13,200         --             --
Donald R. Howren, Jr.                                    6,000         *                6,000         --             --
Norman O. King                                           7,800         *                7,800         --             --
Ray Kralovic Trust                                      12,900         *               12,900         --             --
Kevin P. Riegelsberger                                   6,000         *                6,000         --             --
Shadow Capital LLC                                      17,400         *               17,400         --             --
Glenn H. Spears                                         15,900         *               15,900         --             --
Neil S. & Cynthia D. Baseman Trustees, Baseman
  Family Trust                                          15,000         *               15,000         --             --
Warren Bulman                                            6,000         *                6,000         --             --
Bear Stearns Sec Corp. FBO:  John P. Donohue IRA        12,000         *               12,000         --             --
Marvin Goldstein                                         7,500         *                7,500         --             --
Harvey Greenfield                                        9,000         *                9,000         --             --
J. A. O. R.                                             10,500         *               10,500         --             --
Eric McAfee                                             12,000         *               12,000         --             --
Mittersill Investment Partners                          15,000         *               15,000         --             --
Jerold Novack                                           12,000         *               12,000         --             --
Edward S. Raskin Family Ltd.                            13,500         *               13,500         --             --
Howard & Diane Roher                                     6,000         *                6,000         --             --
Judy M. Shapiro                                          9,213         *                9,213         --             --
Rankin Smith                                             9,213         *                9,213         --             --
Spira Family Investment PS                              15,000         *               15,000         --             --
E. Michael & Barbara Thoben                              7,500         *                7,500         --             --
Stanley Green                                           12,000         *               12,000         --             --
Robin Rubin                                              1,500         *                1,500         --             --
Bear Stearns SEC Corp. Cust.:  Craig M. Welsch
  SEP/IRA                                                9,000         *                9,000         --             --
Anwar Malik                                              7,500         *                7,500         --             --
Ahmed Malik                                              7,500         *                7,500         --             --
Supat Siriat-Usdorn                                      3,000         *                3,000         --             --
Joseph & Maryann DiSalvo                                 6,300         *                6,300         --             --
Ronald H. Roth                                           6,300         *                6,300         --             --
Sky Rock Family Trust                                    6,300         *                6,300         --             --
James S. & Caren Cobb                                   22,500         *               22,500         --             --
Mark Cohen                                               7,500         *                7,500         --             --
Helen W. Falkenau, TTEE                                  6,000         *                6,000         --             --
Theodora B. Garbus                                       7,500         *                7,500         --             --
Jerold S. Stern                                          7,500         *                7,500         --             --
Xanadu Associates, LLC                                  12,500         *                7,500        5,000            *
Robin Schreiber Irrevocable Trust                        6,000         *                6,000         --             --
Evan H. Schwarzward                                      6,000         *                6,000         --             --
Saul Raven                                              15,000         *               15,000         --             --
Anthony T. Gardocki Trust DTD 11/24/99                  22,500         *               22,500         --             --
Joseph & Sandra Stewart                                 21,426         *               21,426         --             --
Marvin Zuckerman                                         9,000         *                9,000         --             --
Andrew G. Ougheltree                                     7,500         *                7,500         --             --
Dennis L. & Emma Pudvah                                  6,000         *                6,000         --             --


                                              Common Stock
                                              Beneficially Owned Prior   Shares Offered   Common Stock Beneficially
Name of Beneficial Owner                      to the Offering            Hereunder        Owned After Offering(1)
-------------------------                     ------------------------   --------------   -----------------------
                                              Number       Percent                        Number        Percent
                                              ------       -------                        ------        -------
Michael Jemal                                    4,500         *                4,500         --             --
Tom Blakeley                                    12,000         *               12,000         --             --
Huberfeld/Bodner Partnership                   498,604        2.0%            425,571        73,033           *
Old Oak Fund, Inc.                               5,358         *                5,358         --             --
A. J. L. Investments                            10,713         *               10,713         --             --
Maor, Inc.                                       5,355         *                5,355         --             --


*        Less than 1%


         (1) The information set forth above is as of May 4, 2000. It is unknown if, when, or in what amounts the selling shareholders may offer Shares pursuant to this Prospectus. Because the selling shareholders may offer all or some of the Shares covered hereby, no estimate can be given as to the amount of Shares offered hereby that the selling shareholders will continue to hold after this offering is declared effective and thereafter considered complete. However, for purposes of this table, we have assumed that, after completion of this offering, the selling shareholders will have sold all of the Shares covered hereby.


                              PLAN OF DISTRIBUTION

         The sale of all or a portion of the Shares by the selling shareholders may be effected, from time to time, in private transactions or over-the-counter market transactions at prices related to the prevailing prices of the shares of our Common Stock on the Nasdaq-NMS at the time of sale, or at negotiated prices. The selling shareholders may effect such transactions by selling to or through one or more broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions, or commissions from the selling shareholders. The selling shareholders and any broker-dealers that participate in the distribution of the Shares may, under certain circumstances, be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by such broker-dealers and any profits realized on their resale of Shares may be deemed to be underwriting discounts and commissions under the Securities Act. We may agree with the selling shareholders to indemnify such broker-dealers against certain liabilities, including liabilities under the Securities Act. In addition, we have agreed to indemnify certain of the selling shareholders, with respect to the Shares being offered hereby, against certain liabilities, including certain liabilities under the Securities Act.

         To the extent required under the Securities Act, a supplemental prospectus will be filed, disclosing (a) the name of any such broker-dealers,
(b) the number of Shares involved, (c) the price at which such Shares are to be sold, (d) the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, (e) whether or not such broker-dealers conducted any investigation to verify the information set out or incorporated by reference in this Prospectus, as supplemented, and (f) other facts material to the transaction.

         Each selling shareholder may be subject to the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of any of our securities by the selling shareholders.

         There is no assurance that any of the selling shareholders will sell any of the Shares.

         We have agreed to pay all costs and expenses incurred in connection with the registration of the Shares offered hereby, except that the selling shareholders will be responsible for all selling commissions, transfer taxes, and related charges in connection with the offer and sale of such shares and the fees of the selling shareholders' counsel.

         We have agreed with the holders of the Shares and warrants issued pursuant to the Private Placement (including the holders of the warrants issued to Mueller and the designees of KSH) to keep the registration statement of which this Prospectus forms a part continuously effective until the earlier of: (i) the fifth anniversary of the effective date of the registration statement; and
(ii) the date that all of the Shares registered for sale hereunder on behalf of such holders have been sold. Such holders have agreed with us not to sell, transfer or dispose of the Shares registered hereunder until the earliest of (i) the expiration of six months following the date on which this registration statement is first filed with the SEC; (ii) the date on which the composite closing price of our Common Stock, as reported on Nasdaq-NMS (or the principal, registered national securities exchange on which our Common Stock may then be trading) is $12.00 or greater for a period of 10 consecutive trading days; or
(iii) the date on which our Common Stock is no longer trading on Nasdaq-NMS or a registered national securities exchange.

         In addition, Rare Medium, Inc. ("Rare Medium") has agreed that, with respect to the 1,000,000 Shares issued to it and being registered hereby, it will not sell more than 500,000 shares on or before the earlier of May 29, 2000 and the effective date of the registration statement of which this Prospectus forms a part, and not sell more than an additional 250,000 shares during each 90-day period thereafter. Furthermore, we have agreed with Rare Medium: (i) to keep the registration statement of which this Prospectus forms a part, continuously effective until March 1, 2002; and (ii) that in the event Rare Medium sells in open market transactions any of the 1,000,000 Shares being registered hereby at a price of less than $3.00 per share (without regard to commissions or other transaction related expenses), we will, under certain circumstances, pay to Rare Medium the amount of the difference, either in cash or (if available) additional registered shares of our Common Stock.

                        DESCRIPTION OF OUR CAPITAL STOCK

The following general summary of our capital stock is qualified in its entirety by reference to our amended and restated certificate of incorporation, a copy of which is on file with the SEC. See "Where You Can Find More Information" for a description of the documents incorporated by reference in this Prospectus.

General

We are authorized to issue 50,000,000 shares of Common Stock, $.01 par value, and 5,000,000 shares of Preferred Stock, $.01 par value. As April 30, 2000, we had 25,558,564 shares of Common Stock issued and outstanding and approximately 3 issued and outstanding shares of our Senior Convertible Preferred Stock.

Common Stock

As holders of shares of our Common Stock, you are entitled to dividends when and as declared by the Board of Directors from legally available funds therefore and, upon liquidation, you are entitled to share pro rata in any stockholder distribution. However, we have no intention to pay dividends on shares of our Common Stock in the foreseeable future as our Board of Directors has decided to retain earnings to finance our operations and expansion. You have one, non-cumulative vote for each share held. There are no pre-emptive or subscription rights to purchase our securities. We have reserved the Shares being registered hereby for issuance upon the exercise of the warrants sold in the Private Placement.

Preferred Stock

We have designated 35 shares of our preferred stock as Senior Convertible Preferred Stock, of which approximately 3 shares were issued and outstanding as of April 30, 2000. The holders of the Senior Convertible Preferred Stock vote as a single class with the Common Stock, on an as-converted basis, on all matters on which the holders of the Common Stock are entitled to vote. Each outstanding share of Senior Convertible Preferred Stock may currently be converted into Common Stock at the conversion price of $.75 per share.

Until the Senior Convertible Preferred Stock has been converted into Common Stock, we cannot consolidate, merge or transfer all or substantially all of our assets to any person unless the terms of such consolidation, merger, or transfer include the preservation of the Senior Convertible Preferred Stock. There is a liquidation preference of $100,000 per share of Senior Convertible Preferred Stock.

Warrants

As of the date of this Prospectus, we had outstanding warrants exercisable for an aggregate of 4,332,570 shares of our Common Stock at a weighted average exercise price of approximately $5.45 per share.

Transfer Agent

The transfer agent for our Common Stock is Chase Mellon Shareholder Services.


                                  LEGAL MATTERS

Our counsel, Camhy Karlinsky & Stein LLP, New York, New York, has passed on the legality of the Shares to which this Prospectus relates.


                                     EXPERTS

The financial statements incorporated by reference in this Prospectus and elsewhere in the registration statement (of which this Prospectus forms a part), have been audited by Arthur Andersen LLP and Deloitte & Touche LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firms as experts in accounting and auditing.


           CHANGES IN, AND DISAGREEMENTS WITH, CERTIFYING ACCOUNTANTS

On or about April 15, 1998, our Executive and Audit Committees considered the reappointment of Deloitte & Touche LLP as our principal accountants. These Committees determined that it was in our best interest to select another firm of independent public accountants as our auditors for the 1998 calendar year. In response to such determination, certain members of our management team commenced their selection process by interviewing a number of other firms of certified public accountants.

On April 24, 1998, the Audit Committee recommended to the Board of Directors that it select Arthur Andersen LLP as such auditors. The Board of Directors accepted this recommendation. Also on April 24, 1998, Deloitte &Touche LLP notified us, in writing, of its decision to resign as our auditors, effective immediately.

Deloitte & Touche's report for the year ended December 31, 1997 did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles.

For the year ended December 31, 1997, our management disagreed with Deloitte & Touche LLP on the treatment, for financial accounting purposes, of our Convertible Debentures Due August 25, 1998, which disagreement was ultimately resolved to Deloitte's satisfaction; and Deloitte & Touche LLP advised management of a reportable condition regarding inventory controls, which we are addressing through the testing (for subsequent installation in the Sterling Stores we operate) of a point-of-sale computer system. In addition, Deloitte &Touche LLP previously advised us that it was in disagreement with our proposed 1998 accounting treatment of our Senior Convertible Preferred Stock, which disagreement was resolved to Deloitte & Touche LLP's satisfaction.



                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our amended and restated certificate of incorporation provides that a director shall not be liable to us or our shareholders for damages for any breach of duty in such capacity as a director, except for liability in the event that

         o a judgment or other final adjudication adverse to such director establishes that his/her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that such director personally gained a financial profit or other advantage to which he/she was not legally entitled; or

         o that such director's acts violated Section 719 of the Business Corporation Law of the State of New York.

Our amended and restated bylaws provides for our indemnification of directors and officers, to the fullest extent permitted by applicable law, for all costs reasonably incurred in connection with any action, suit, or proceeding in which such director or officer is made a party by virtue of his or her being an officer or director of our Company, if such director or officer acted in good faith, for a purpose which he/she reasonably believed to be in the best interests of our Company, and in criminal actions or proceedings, in addition, had no reasonable cause to believe that his/her conduct was unlawful. We have not entered into indemnification agreements with any of our directors.

Insofar as indemnification for liabilities arising under the Securities Act may be available to directors, officers and controlling persons of our Company pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

No dealer, salesperson, or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof or that the information contained herein is correct as of any date subsequent to the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making the offer is not qualified to do so, or to anyone to whom it is unlawful to make such offer or solicitation.

You may rely only on the information contained in this Prospectus. We have not authorized anyone to provide information different from that contained in this Prospectus. Neither the delivery of this Prospectus nor the sale of the Shares of our Common Stock means that information contained in this Prospectus is correct after the date of this Prospectus. This Prospectus is not an offer to sell or a solicitation of an offer to buy these Shares of Common Stock in any circumstances under which the offer or solicitation is unlawful.

                                6,542,710 Shares

                              Emerging Vision, Inc.
                        (formerly Sterling Vision, Inc.)

                                  Common Stock

                                   Prospectus

                                   May , 2000

                                TABLE OF CONTENTS


                                                                            Page
Where You Can Find More Information.........................................   3
Incorporation of Certain Documents by Reference.............................   3
Additional Information......................................................   4
Prospectus Summary..........................................................   5
Risk Factors................................................................   8
Use of Proceeds.............................................................  16
Selling Shareholders........................................................  17
Plan of Distribution........................................................  21
Description of Our Capital Stock............................................  24
Legal Matters...............................................................  25
Experts.....................................................................  25
Changes In, and Disagreements With, Certifying Accountants..................  25
Disclosure of Commission Position on Indemnification for
    Securities Act Liabilities..............................................  26

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable in connection with the sale of the Common Stock being registered hereby. Except for the Securities and Exchange Commission ("SEC") registration fee, all expenses are estimated:

Item                                                                Amount
--------------------------------------------------------          ------------
SEC registration fee....................................          $  6,288.00
Printing and engraving expenses.........................          $  1,500.00
Legal fees and expenses.................................          $  7,500.00
Accounting fees and expenses..................          $  5,000.00
                                                                  ------------
Total...................................................          $ 20,288.00



The holders of the shares being registered hereby will be responsible for all selling commissions, transfer taxes, and related charges in connection with the offer and sale of the shares offered hereby.

Item 15. Indemnification of Directors and Officers.

Our amended and restated certificate of incorporation provides that a director shall not be liable to us or our shareholders for damages for any breach of duty in such capacity except for liability in the event a judgment or other final adjudication adverse to such director establishes that his/her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that such director personally gained a financial profit or other advantage to which he/she was not legally entitled or that such director's acts violated Section 719 of the Business Corporation Law of the State of New York. Our amended and restated bylaws provide for our indemnification of directors and officers, to the fullest extent permitted by applicable law, for all costs reasonably incurred in connection with any action, suit, or proceeding in which such director or officer is made a party by virtue of his or her being an officer or director of the Company, if such director or officer acted in good faith, for a purpose which he/she reasonably believed to be in the best interests of our business, and in criminal actions or proceedings, in addition, had no reasonable cause to believe that his/her conduct was unlawful. We have not entered into indemnification agreements with any of our directors.

Item 16.  Exhibits.

Exhibit
Number      Description of Document
---------   --------------------------------------------------------------------
4.1         Specimen Common Stock Certificate of Registrant(1)
4.2         Form of warrant issued to purchasers in the Registrant's private placement ("Private Placement") of units consisting of Series B
            Convertible Preferred Stock and warrants to purchase Series B
            Convertible Perferred Stock(2)
4.3         Form of warrant issued to Placement Agents (and/or their respective designees) in connection with the Registrant's Private Placement(2)
5.1         Opinion of Camhy Karlinsky & Stein LLP(2)
23.1        Consent of Arthur Andersen LLP(2)
23.2        Consent of Deloitte & Touche LLP(2)
23.3        Consent of Camhy Karlinsky & Stein LLP(3)
24.1        Power of Attorney (at II-4)

----------

         (1) Incorporated by reference to Registrant's Registration Statement on Form S-1 (Commission File No. 33-98368).

         (2) Filed herewith.

         (3) Included as part of Exhibit 5.1.

Item 17. Undertakings.

         The undersigned Registrant hereby undertakes:

         1. To file, during any period in which offers or sales of the shares being registered hereby are being made, a post-effective amendment to this Registration Statement to:

                  (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in such prospectus any facts or events which, individually or together, represent a fundamental change in the information in this Registration Statement;

                  (iii) To include any additional or changed material information on the plan of distribution;

provided, however, that sub-paragraphs 1(i) and 1(ii) do not apply if the information required in a post-effective amendment is contained in a periodic report filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, and incorporated by reference in this Registration Statement;

         2. That, for the purpose of determining liability under the Securities Act, it shall treat each post-effective amendment as a new registration statement of the securities offered, and treat the offering of the securities, at that time, as an initial bona fide offering; and

         3. To remove from registration, by means of a post-effective amendment, any of the securities being registered hereby which remains unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         In the event a claim for indemnification against such liabilities, other than the payment, by the Registrant, of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the shares being registered hereby, the Registrant will, unless, in the opinion of its counsel,the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question as to whether such indemnification by the Registrant is against public policy as expressed in the Securities Act and will be governed by the final adjudication, of such issue, by such court.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and State of New York, on May 15, 2000.

                                  EMERGING VISION, INC.

                                  By:/s/ Gregory T. Cook
                                     ----------------------------------
                                     Gregory T. Cook
                                     President and Chief Executive Officer

                                  By:/s/ Sara V. Traberman
                                     ----------------------------------
                                     Sara V. Traberman
                                     Chief Financial Officer
                                     (chief financial and accounting officer)



                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Gregory T. Cook and Joseph Silver, singly, as his/her true and lawful attorney-in-fact and agent, with full power of substitution for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments and post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, thereby ratifying and confirming all that each said attorney-in-fact and agent, or his/her substitutes, may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


Signature                                   Title                                   Date
---------                                   -----                                   ----

                                            Chairman of the Board of Directors      May   , 2000
-----------------------------------------
William F. Stasior


/s/ Alan  Cohen                             Vice Chairman of the Board of           May 15, 2000
-----------------------------------------        Directors
Alan  Cohen


/s/ Gregory T. Cook                         President, Chief Executive Officer      May 15, 2000
-----------------------------------------        and Director
Gregory T. Cook


/s/ Robert Cohen                            Director                                May 15, 2000
-----------------------------------------
Robert Cohen


/s/  Joel Gold                              Director                                May 15, 2000
-----------------------------------------
Joel Gold


                                            Director                                May   , 2000
-----------------------------------------
Suresh V. Mathews